Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Corporate Communications: Kyra Whitten, 510/572-5241, e-mail: kyra.whitten@lamresearch.com

Investor Relations: Shanye Hudson, 510/572-4589, e-mail: shanye.hudson@lamresearch.com

Lam Research Corporation Announces $1.0 Billion Capital Return Program

•	Initiates quarterly dividend of $0.18 per share

•	Announces $850 million share repurchase authorization

FREMONT, Calif., April 29, 2014 — Lam Research Corporation (NASDAQ: LRCX) today announced that its Board of Directors has approved a $1.0 billion capital return program with the initiation of the company’s first ever quarterly dividend and an $850 million share repurchase authorization with execution currently planned over the next two year timeframe.

The company plans to declare a quarterly dividend of $0.18 per share of common stock equivalent to an annual yield of approximately 1.27% based on the April 28, 2014 closing stock price of $56.52. On an annualized basis, this will return approximately $117 million to shareholders based on shares outstanding as of March 30, 2014. The first dividend payment has been declared and will be made on July 2, 2014 to holders of record on June 11, 2014. Future dividend payments are subject to review and approval by the Board.

Additionally, the company is authorized to repurchase up to $850 million of common stock, which includes approximately $49 million available under the company’s prior authorization in the amount of $250 million. Repurchases may be made through both public market and private transactions, and may include the use of derivative contracts and structured share repurchase agreements. The share repurchase program may be suspended or discontinued at any time and does not have a set expiration.

“Our Board’s decision to support the $1 billion capital return program demonstrates their confidence in our financial growth and strong cash generation,” stated Martin Anstice, president and chief executive officer of Lam Research. “The quarterly dividend augments our larger share repurchase program and demonstrates our ongoing commitment to return excess capital to our stockholders while enhancing value,” Anstice concluded.

Caution Regarding Forward-Looking Statements

Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to, our plans to execute a share repurchase authorization, our plans to declare dividends, our financial growth and cash generation, and our commitment to return excess capital to our stockholders while enhancing value. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect, our continued financial health and ability to pay dividends and make share repurchases, and other risks detailed in documents filed by us with the Securities and Exchange Commission, including specifically our report on Form 10-K for the year ended June 30, 2013 and Forms 10-Q for the three months ended September 29, 2013 and December 29, 2013. These uncertainties and changes could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

About Lam Research:

Lam Research Corp. (NASDAQ:LRCX) is a trusted global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. Lam’s broad portfolio of market-leading deposition, etch, strip, and wafer cleaning solutions helps customers achieve success on the wafer by enabling device features that are 1,000 times smaller than a grain of sand, resulting in smaller, faster, and more power-efficient chips. Through collaboration, continuous innovation, and delivering on commitments, Lam is transforming atomic-scale engineering and enabling its customers to shape the future of technology. Based in Fremont, Calif., Lam Research is an S&P 500® company whose common stock trades on the NASDAQ® Global Select Market™ under the symbol LRCX. For more information, please visit http://www.lamresearch.com.

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